Rule 424(b)(3)
                                                           File Nos. 333-62295
                                                                  333-62295-01
                                                                  333-62295-02


PRICING SUPPLEMENT NO. 2 DATED April 6, 2000
(to Prospectus dated July 30, 1999
and Prospectus Supplement dated July 30, 1999)

PENNSYLVANIA ELECTRIC COMPANY
Medium Term Notes, Series E, Tranche 2

Trade Date:                   April 6, 2000

Principal Amount:             $25,000,000

Original Issue Date:          April 11, 2000

Maturity Date:                October 11, 2002

Interest Rate:                Floating Rate
                                Interest Rate Basis: 3 month LIBOR
                                Telerate page: 3750
                                Spread (+/-): +.20%
                                Initial Interest Rate: 6.47125%
                                Initial Interest Reset Date: July 7, 2000
                                Interest Reset Dates: Two Business Days before each payment date
                                Index Maturity: 90 Days

Interest Payment Dates:       January 11, April 11, July 11 and October 11,
                              commencing July 11, 2000

                              The record date for payment on the Notes will be the Business Day immediately preceding the next Interest Payment Date.

                              Any payment required to be made in respect of a Note on a date that is not a Business Day for such Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed amount.

Additional Terms:             Salomon Smith Barney has purchased the Notes as
                              principal in this transaction for resale to one or more investors or other purchasers at varying prices related to prevailing market conditions at the time of resale as determined by Salomon Smith Barney.

Agents' Discounts or
Commissions:                  $62,500

Net Proceeds to Company       $24,937,500